Exhibit 10.1

PERSONAL & CONFIDENTIAL

June 28, 2013

Mr. Declan Daly

37C Granville Park

Blackrock, Dublin

RE:	Employment Transition

Dear Declan:

Consistent with our recent discussions, Fibrocell Science, Inc. (including, for purposes hereof, any subsidiary or affiliate of Fibrocell Science, Inc., collectively referred to hereinafter as the “Company”), and you have mutually agreed to transition your employment with the Company.

You will remain employed with the Company as its Chief Financial Officer (the “CFO”) until the Company names a successor CFO or until September 30, 2013, whichever occurs sooner. The Amended and Restated Employment Agreement dated as of August 24, 2010, by and between you and the Company shall govern the terms of your employment through August 24, 2013. This transition agreement shall set forth the terms of your employment beginning on August 25, 2013. Your employment with the Company shall terminate on September 30, 2013 (the “Termination Date”). From October 1, 2013 until November 30, 2013 you will render services to the Company as an independent consultant. During the period beginning August 25, 2013 and ending on November 30, 2013 (the “Transition Period”):

1.	You will use your reasonable efforts to help ensure a smooth transition in duties from you to your successor and will cooperate fully with the Company’s executives and associates to the extent reasonable and appropriate.

2.	You will be available (a) to meet or consult with the Company’s Chief Executive Officer (the “CEO”) or his designee, to the extent reasonably requested by the CEO or his designee; (b) to meet or consult with any other executive of the Company, to the extent reasonably requested by the CEO or his designee; (c) to meet or consult with the Company’s Board of Directors, to the extent reasonably requested by the CEO or his designee; and (d) to meet or consult with your successor to the extent reasonably requested by the CEO or his designee.

3.	During the Transition Period the Company will:

(a)	pay you a pro-rated base salary, less legally required deductions and paid consistent with the Company’s payroll practices, from August 25, 2013 until September 30, 2013, based on an annual rate of $300,000;

Declan Daly

June 28, 2013

(b)	amend your outstanding stock option agreements such that, to the extent vested as of the Termination Date, the options remain exercisable until the option expiration date stated in the applicable stock option award agreement. Any of your outstanding options that are not vested as of the Termination Date will be forfeited in accordance with the terms of the Company’s equity incentive plan and your option award agreements; and

(c)	pay you an independent consulting fee of $25,000 per month for the months of October and November 2013 and reimburse you for reasonable and documented business expenses incurred in connection with such consulting services.

4.	Immediately following the Termination Date, and provided your employment has not previously ceased as a result of (i) a termination by the Company for Cause, or (ii) a resignation by you, you and the Company agree to enter into a Separation and General Release Agreement (the “Separation Agreement”) in the form attached hereto Exhibit A. In the event of your death or disability, your legal representative may execute the Separation Agreement.

Effective as of the Termination Date, you will cease to be an employee of the Company and will no longer be entitled to any payments from the Company or to participate in any benefit plans or arrangements sponsored by the Company, except as otherwise specifically set forth in the Separation Agreement or as required by applicable law.

The Company may terminate your employment for Cause or you may resign your employment with the Company by providing fifteen (15) days prior notice. Cause shall be defined as set forth in Paragraph 6(a)(i) of the Amended and Restated Employment Agreement dated as of August 24, 2010, by and between you and the Company. In the event the (i) Company terminates your employment for Cause or, (ii) you resign your employment with the Company, the Company will not be obligated to enter into the Separation Agreement and you will not be entitled to any further benefits or compensation from the Company.

Restrictive Covenants

5.	In consideration of the commitments of the Company as set forth in Paragraph 3 and 4 of this Agreement, and intending to be legally bound hereby, you agree, for the Transition Period and for the six (6) month period following the Termination Date, to be bound by the non-competition and non-solicitation provisions set forth in Section 9 of the Amended and Restated Employment Agreement, dated as of August 24, 2010, by and between you and the Company.

Declan Daly

June 28, 2013

General Release of Claims

6.	In consideration of the commitments of the Company as set forth in Paragraph 3 of this Agreement, and intending to be legally bound, you hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which you ever had, now have, or hereafter may have, whether known or unknown, or which your heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, arising prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to your employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

7.	To the fullest extent permitted by law, and subject to the provisions of Paragraph 7 below, you represent and affirm that (i) you have not filed or caused to be filed on your behalf any claim for relief against the Company or any Releasee and, to the best of your knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on your behalf; (ii) you have not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, and have no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) you will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

8.	Nothing in this Agreement prevents or prohibits you from (i) making a disclosure required by law, (ii) filing a claim with a government agency that is responsible for enforcing a law, or (iii) cooperating, participating or assisting in any government or regulatory entity investigations or proceedings; provided, however, that any claims by you for personal relief in connection with such proceeding or investigation (such as reinstatement or monetary damages) would be barred.

Declan Daly

June 28, 2013

Indemnification

9.	The parties incorporate by reference Section 14 of the Amended and Restated Employment Agreement, dated as of August 24, 2010, by and between you and the Company. This indemnification shall extend from August 25, 2013 through November 30, 2013 and is expressly intended to cover services rendered as an employee, but as a consultant as well.

Additional Terms

10.	This Agreement, together with the Separation Agreement, constitutes the entire agreement with respect to the subject matter hereof between you and the Company and replaces and supersedes as of this date any and all prior oral or written agreements and understandings between you and the Company except those agreements or portions of any such agreement specifically preserved in this Agreement. This Agreement may only be modified by an agreement in writing executed by both you and the Company. The unenforceability or nullity of one or more of the provisions of this Agreement shall not render any other provision unenforceable, null or void. In all matters pertaining to this Agreement and the underlying agreement between you and the Company, the laws of Pennsylvania will be applicable and controlling and the exclusive venue of any litigation arising from, or in any way connected with, this Agreement shall lie exclusively in Chester County, Pennsylvania courts or the federal district court for the Eastern District of Pennsylvania.

Counterparts

11.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Declan Daly

June 28, 2013

If the above is consistent with your understanding and if you are in agreement with all of its terms, please sign the enclosed copy of this letter and return it to me.

Sincerely,

FIBROCELL SCIENCE, INC.

By:	/s/ David Pernock
Name:	David Pernock
Title:	Chief Executive Officer

Intending to be legally bound,

agreed to and accepted by the undersigned

as of the 25th day of August, 2013.

/s/ Declan Daly
Declan Daly

EXHIBIT A

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made as of the date set forth on the signature page below, by and between Fibrocell Science, Inc. (the “Company”) and Declan Daly (“Executive”).

WHEREAS, Executive formerly was employed as the Company’s Chief Operating Officer and Chief Financial Officer;

WHEREAS, Executive’s employment with the Company has terminated effective September 30, 2013 (the “Date of Termination”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1.	(a) Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, arising prior to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b)	To the fullest extent permitted by law, and subject to the provisions of Paragraph 1(c) below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; (ii) Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

(c)	Nothing in this Agreement prevents or prohibits Executive from (i) making a disclosure required by law, (ii) filing a claim with a government agency that is responsible for enforcing a law, or (iii) cooperating, participating or assisting in any government or regulatory entity investigations or proceedings (except as set forth in Paragraph 1(d) below); provided, however, that any claims by you for personal relief in connection with such proceeding or investigation (such as reinstatement or monetary damages) would be barred.

(d)	To the extent allowed by applicable law, Executive also waives and/or releases any right to benefit from, profit from, voluntarily participate in, help or assist, either directly or indirectly, accept or obtain any relief from, or assign any right to any claim or action brought under the qui tam provisions of the Federal or any State False Claims Act. Executive also acknowledges that he has not commenced such a claim or action or made a disclosure to any government agency under the qui tam provisions of the Federal or any State False Claims Act. Executive further agrees and acknowledges that he is not aware of any violation of the Company’s legal obligations, including but not limited to any violation of the Sarbanes-Oxley Act, Federal or State False Claims Act, or any other legal obligation and he is satisfied that the Company did not violate any of its legal obligations.

2.	Executive agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future.

3.

Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

4.	Not later than thirty (30) days following the Date of Termination, the Company shall pay to Executive his accrued base salary (including unused vacation) through the Date of Termination that has not yet been paid and any unreimbursed employee business expenses incurred prior to the Date of Termination to the extent Executive has submitted a claim for such expenses not later than the fifteenth day following the Date of Termination. Except as otherwise provided specifically in this Agreement, Executive acknowledges and agrees that: (i) any equity awards, including any options, made to Executive by the Company shall be forfeited to the extent that any such award has not vested prior to the Date of Termination; and (ii) following the Date of Termination, he shall no longer be eligible to participate in and will not have any right to receive any benefit under any benefit plan, policy or program of the Company other than vested accrued benefits.

5.	In consideration for Executive’s agreement as set forth herein, and in full satisfaction of any and all obligations of the Company, the Company hereby agrees: (i) to pay Executive a lump sum cash amount equal to One Hundred Fifty Thousand Dollars ($150,000.00), less applicable withholding tax, with such amount to be paid to Executive within 30 days following the effective date of this Agreement.; and (ii) to pay, for a period of Eighteen (18) months, Executive’s medical insurance and life insurance premium payments.

Notwithstanding anything herein to the contrary or otherwise, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to Executive upon or following the Date of Termination, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Date of Termination will be deferred (without interest) and paid to Executive in a lump sum immediately following that six month period. This provision shall not be construed as preventing payments pursuant to this Paragraph 6 equal to an amount up to 2 times the lesser of (a) Executive’s annualized compensation for the calendar year prior to the Date of Termination, and (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code, being paid to Executive in the first six months following the Date of Termination. For purposes of the application of Section 409A of the Internal Revenue Code, each payment in a series of payments made to Executive pursuant to this Agreement will be deemed a separate payment.

6.	Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement.

7.	Executive acknowledges and agrees that the Company has satisfied, or pursuant to this Agreement hereby does satisfy, any and all obligations owed to Executive under any employment-related agreement or offer letter Executive has with the Company and, further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s employment or the terms of this Agreement.

8.	Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Termination, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

9.	The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

10.	Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

11.	Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

12.	This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania and the exclusive venue of any litigation arising from, or in any way connected with, this Agreement shall lie exclusively in Chester County, Pennsylvania courts or the federal district court for the Eastern District of Pennsylvania.

13.	Executive certifies and acknowledges as follows:

(a)	That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b)	That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled; and

(c)	That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement.

[SIGNATURE PAGE FOLLOWS]

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation and General Release Agreement this     day of         , 2013.

Witness:
DECLAN DALY

FIBROCELL SCIENCE, INC.	Witness:

By:

Name:

Title:

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